Appendix A




                               Amendment No 2.
                                     to the
                              Amended and Restated
                          Certificate of Incorporation
                     Pursuant to Sections 245 and 303 of the
               General Corporation Law of the State of Delaware
                             By and on behalf of
                           MAI Systems Corporation


            MAI Systems Corporation, a Delaware corporation organized and existing under and by virtue of the laws of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

            1. The Board of Directors of the Corporation duly adopted a resolution setting forth and declaring advisable the amendment of Articles FOURTH and FIFTH of the Corporation's Certificate of Incorporation so that, as amended, said Articles shall read in their entirety as follows:

            FOURTH: In accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware, the authorized capital stock of all classes of the Corporation shall consist of 26,000,000 shares at a par value of $0.01 per share.

            FIFTH: The shares of capital stock which the Corporation shall have authority to issue shall be divided into 1,000,000 shares of Preferred Stock, at a par value of $0.01 each, and 25,000,000 shares of Common Stock, at a par value of $0.01 each.

            Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

            (a) the distinctive serial designation of such series which shall distinguish it from other series;

            (b)   the number of shares included in such series;

            (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;

            (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

            (e) the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

            (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;


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                                                                     Appendix A


            (g) the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price of prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased in whole of in part, pursuant to such obligation;

            (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the -option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same of any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

            (i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

      The number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Law of the State of Delaware or any corresponding provision hereafter enacted.

            2. The foregoing amendment has been duly adopted by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, MAI systems Corporation has caused this certificate to be signed by [name[, its [title], on the [day] day of [month], 1997.

      MAI Systems Corporation

      By:
            Name:
            Title:

















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